UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2021

Certara, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39799	82-2180925
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Overlook Center
Suite 101
Princeton, New Jersey		08540
(Address of principal executive offices)		(Zip Code)

(609) 716-7900

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CERT	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2021, Certara, Inc. (the “Company”) entered into a definitive agreement (the “Merger Agreement”) by and among the Company, Puma Merger Sub, LLC (“Merger Sub”), Pinnacle 21, LLC (“Pinnacle”), and Shareholder Representative Services LLC, as the equityholder representative, pursuant to which the Company will acquire Pinnacle through the merger of Merger Sub, an indirectly wholly-owned subsidiary of the Company, with and into Pinnacle (the “Merger”), for an enterprise value of $310 million. The transaction proceeds paid by the Company will be comprised of approximately $250 million in cash consideration and approximately $60 million of newly-issued shares of common stock of the Company which will be received by certain equityholders of Pinnacle, in each case, subject to certain adjustments as described in the Merger Agreement. The number of shares of common stock will be calculated based on the volume weighted average price of a share of the Company’s common stock as reported on Bloomberg for the thirty consecutive trading days preceding the date of the Merger Agreement. The Merger has been unanimously approved by each of the board of directors of the Company, the board of managers of Pinnacle and the equityholders of Pinnacle.

The consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including without limitation (i) the absence of any applicable law prohibiting the transactions contemplated by the Merger Agreement, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the accuracy of representations and warranties set forth in the Merger Agreement and compliance with covenants set forth in the Merger Agreement (in each case, subject to certain materiality or material adverse effect qualifications) and (iv) the absence of any material adverse effect with respect to Pinnacle.

The Merger Agreement contains certain termination rights for the parties, including, among others, if the Merger does not close before November 2, 2021 or issuance by any governmental authority of an order permanently preventing, prohibiting, restraining or enjoining the consummation of the Merger.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement is being filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Pinnacle or the Company or any other parties to the Merger Agreement. The representations, warranties and covenants of each party set forth in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates set forth therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The Company’s investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Pinnacle, the Company, the parties to the Merger Agreement or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that the Company files with the Securities Exchange Commission.

Item 7.01 Regulation FD Disclosure.

On August 5, 2021, the Company issued a press release announcing the transaction. A copy of that press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 2, 2021, by and among Certara, Inc., Puma Merger Sub, LLC, Pinnacle 21, LLC and Shareholder Representative Services LLC, as the Equityholder Representative thereunder
99.1	Press release issued by Certara, Inc.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERTARA, INC.
(Registrant)

Date: August 5, 2021
	By:	/s/ Richard M. Traynor
Richard M. Traynor
Senior Vice President and General Counsel